Exhibit 10.1

SERVICE AGREEMENT BETWEEN
THE BOHEMIAN COMPANIES, LLC
AND WESTMOUNTAIN INDEX ADVISOR, INC.

THIS SERVICE AGREEMENT (this “Agreement”) effective as of January 1, 2008 is made by and between BOHEMIAN COMPANIES, LLC, a Colorado limited liability company (the “Service Provider”), and WESTMOUNTAIN INDEX ADVISOR, INC. (the “Company”), a corporation formed pursuant to the laws of the State of Colorado.

WITNESSETH:

WHEREAS, the Company desires to hire the Service Provider to provide to the Company the Services (hereinafter defined) enumerated by this Agreement; and

WHEREAS, the Service Provider is professionally staffed and capable of delivering the Services;

WHEREAS, the parties desire to amend and restate their original agreement to more accurately reflect the working relationship and to meet certain federal tax objectives;

NOW, THEREFORE, in consideration of the mutual covenants, promises, conditions, and agreements set forth herein, the Service Provider and the Company hereby agree as follows:

1. Services of Service Provider. The Service Provider shall, during the term of this Agreement, devote such time and effort as may be necessary to perform such duties and services as are in keeping with the business and exempt purposes of the Company (hereinafter “Services”) subject to the direction and control of the Company, including, but not limited to the following duties and services:

(a)	Cash Management;

(b)	Custody of assets (including non-publicly traded securities, as well as publicly traded securities from time to time on an as needed basis);

(c)	Preparation and review of financial statements;

(d)	Direction of short-term investments;

(e)	Review of investment positions;

(f)	Making of estimated tax deposits;

(g)	Preparation of tax returns;

(h)	Check preparation, bill payment, bank deposits, and bank account reconciliations;

(i)	Financial, bookkeeping, accounting, legal and tax matters, including the coordination of professional service providers necessary with respect to such matters.

2.           Compensation. In exchange for the Services, the Company will compensate the Service Provider based upon reasonable costs. Employees of the Service Provider will record all time spent performing services for the Company and the Company will compensate the Service Provider based upon the total of such time. The amount charged to the Company by the Service Provider shall be based upon an allocable portion of the direct and indirect costs of each employee who performs Services on behalf of the Company. These costs shall include, but not be limited to, salary, the proportionate share of cost of overhead, and the cost of employee benefits provided by the Service Provider to its employees. Service Provider shall invoice Company not less frequently than quarterly for payment of the compensation calculated as set forth above. In no event shall the compensation paid by the Company to the Service Provider exceed reasonable costs or what would be paid for like services to like enterprises unrelated to the Company under like circumstances.

3.           Authority of Service Provider and the Company. Subject to the direction and control of the Company, the Service Provider shall have such power and authority as necessary to perform such duties as are in keeping with the business and exempt purposes of the Company. Unless otherwise provided in this Agreement or authorized by the Company, the Service Provider shall have no other power or authority. The Company shall have the right to determine and control the nature and quality of the services provided hereunder, the amounts paid for such services, and the person performing such services.

4.           Prohibition on Commingling of Funds. The funds of the Company shall not be commingled with the funds of the Service Provider or any other person or entity.

5.           Term. The term of this Agreement shall commence on the effective date and shall terminate on December 31, 2008 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for a one year term (the “Second Term”), and Shall thereafter by automatically renewed annually, for an additional one year term, upon the expiration of the Second Term and each succeeding term thereafter, provided, however, that the Agreement shall not be renewed, and shall terminate at the end of the then effective term, if either party delivers a written notice to the other party at least thirty (30) days prior to the expiration of the then effective term indicating its desire to terminate this Agreement.

6.           Right to Indemnification. The Company shall, to the fullest extent permitted by applicable law as then in effect, indemnify the Service Provider, which is or was involved in any manner (including, with limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in is favor) (a “Proceeding”) by reason of the fact that the Service Provider was performing its duties or providing Services under this Agreement, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Service Provider in connection with such Proceeding. Such indemnification shall include the right to receive payment in advance of any expenses incurred by the Service Provider in connection with such Proceeding consistent with the provisions of applicable law as then in effect.

7.           Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may, without the written consent of the other party hereto, assign any of its rights or delegate any of its duties or obligations under this Agreement to anyone.

8.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

9.           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.           Headings. The headings of the various sections and paragraphs of this Agreement have been inserted for convenient reference only and shall not be construed to enlarge, diminish or otherwise change the express provisions hereof

11.           Counterparts. This Agreement may be signed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the 1st day of January, 2008.

BOHEMIAN COMPANIES, LLC		WESTMOUNTAIN INDEX ADVISOR, INC.

By:	/s/ Joseph Zimlich	By:	/s/ Brian Klemsz
Name:	Joseph Zimlich	Name:	Brian Klemsz
Title:	CEO	Title:	President